Exhibit 99.1

Kimco Realty Announces Fourth Quarter and Full Year 2014 Operating Results; Reports Strong Increases in Operating Fundamentals - Company’s Occupancy Rate at Highest Level Since 2008

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 5, 2015--Kimco Realty Corp. (NYSE:KIM) today reported results for the fourth quarter and year ended December 31, 2014.

Highlights - Fourth Quarter and Full Year 2014

  FFO increased 15.2% for the fourth quarter and 7.4% for the full year 2014 over the comparable 2013 periods; FFO as adjusted increased 6.1% and 5.3%, respectively, during these same periods;
  U.S. same-property net operating income (NOI) increased 4.3% for the fourth quarter compared to the same period in 2013 representing the nineteenth consecutive positive quarterly increase;
  U.S. and combined portfolio occupancy increased to 95.7% and 95.8%, respectively, representing the highest levels since the first quarter of 2008;
  U.S. transaction volume (pro-rata) surpassed $1.8 billion in 2014; acquired interests in 60 properties totaling $1.1 billion and sold 91 properties for $717.1 million;
  Strategic exit from Latin America substantially complete with the sale of 25 properties, totaling $205.2 million, during the fourth quarter;
  Subsequently closed on a new $650 million unsecured term loan; and
  On February 2, 2015, purchased the remaining 66.7% interest in the 39-property Kimstone portfolio for $925 million.

Financial Results

Net income available to common shareholders for the fourth quarter of 2014 was $38.2 million, or $0.09 per diluted share, compared to $47.0 million, or $0.11 per diluted share, for the fourth quarter of 2013. Net income available to common shareholders during the fourth quarter of 2014 included $127.4 million of gains on sales of operating properties and $153.9 million of impairments, which were primarily attributable to a $134.3 million loss on foreign currency translation related to the company’s strategic exit from Mexico. This compares to $22.0 million of gains on the sales of operating properties and $20.7 million of impairments during the fourth quarter of 2013. Both operating property impairments and gains on sales are excluded from the calculation of funds from operations (FFO).

For the full year 2014, net income available to common shareholders was $365.7 million, or $0.89 per diluted share, compared to $178.0 million, or $0.43 per diluted share, for the full year 2013. Net income available to common shareholders for the full year 2014 included $383.4 million of gains on sales of operating properties and $257.7 million of impairments. The impairments recognized were attributable to the sale or pending disposition of operating properties, including a $134.3 million loss on foreign currency related to the company’s strategic exit from Mexico. This compares to $159.3 million of gains on the sales of operating properties and $165.8 million of impairments for the full year of 2013.

FFO, a widely accepted supplemental measure of REIT performance, was $156.7 million, or $0.38 per diluted share, for the fourth quarter of 2014 compared to $134.7 million, or $0.33 per diluted share, for the fourth quarter of 2013.

For the full year 2014, FFO was $596.2 million, or $1.45 per diluted share, compared to $552.5 million, or $1.35 per diluted share, for the full year 2013.

FFO as adjusted, which excludes the effects of non-operating impairments as well as transactional income and expenses, was $144.6 million, or $0.35 per diluted share, for the fourth quarter of 2014 compared to $134.8 million, or $0.33 per diluted share, for the fourth quarter of 2013.

For the full year 2014, FFO as adjusted was $576.9 million, or $1.40 per diluted share, compared to $543.7 million, or $1.33 per diluted share, for the same period in 2013.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

Details on fourth quarter 2014 shopping center portfolio operating results and related metrics:

  Pro-rata occupancy in the U.S. and combined portfolios (including Canada and Latin America) ended the quarter at 95.7% and 95.8%, respectively. This represents increases of 80 basis points and 130 basis points, respectively, over the fourth quarter of 2013.
  U.S. shopping center portfolio pro-rata occupancy for anchor space (10,000 square feet and greater) was 98.3%, a 40 basis-point increase from the fourth quarter of 2013. The pro-rata occupancy for small shop space increased 280 basis points to 88% during this same period.
  U.S. portfolio pro-rata rental-rate leasing spreads increased 9.4% with rental rates for new leases up 11.9% and renewals/options increasing 8.6%.
  U.S. same-property net operating income (NOI) increased 4.3% compared to the fourth quarter of 2013, including a 1.4% increase from the inclusion of redevelopments. For the full year 2014, U.S. same-property NOI increased 3.3%, including a 90 basis-point increase from the inclusion of redevelopments.
  Combined same-property NOI, excluding the impact of foreign currency, increased 4.0% over the fourth quarter of 2013 and 3.3% for the full year of 2014. Combined same-property NOI, including the impact of foreign currency, increased 3.1% and 2.5%, respectively, for the fourth quarter and full year of 2014 compared to the same periods in 2013.

Investment Activity

United States

  As previously announced, the company purchased the interest in nine shopping centers during the fourth quarter for its wholly owned portfolio, totaling more than 1.4 million square feet, for a gross purchase price of $245.0 million. Kimco’s share of the purchase price was $158.8 million. In addition, the company acquired several land parcels totaling $114.2 million as part of four future ground-up development projects.
  For the full year 2014, Kimco acquired interests in 60 retail properties, including 33 acquired from existing joint venture partners, totaling 6.7 million square feet. The aggregate purchase price for these acquisitions was $1.4 billion. Kimco’s share of the purchase price was $1.1 billion.
  During the fourth quarter, Kimco sold ownership interests in 41 properties (30 wholly owned and 11 joint ventures) in the U.S., totaling 4.5 million square feet, for a gross sales price of $492.3 million. The company’s pro-rata share from these sales was $332.2 million.
  For the full year 2014, the company sold 91 U.S. shopping centers (62 wholly owned properties and 29 unconsolidated properties), totaling 9.6 million square feet, for a gross sales price of $1.0 billion. Kimco’s pro-rata share from these sales was $717.1 million.

Kimco initiated its portfolio transformation strategy in September 2010 to acquire high-quality properties with value creation opportunities in strong demographic trade areas in core markets, while disposing of assets in tertiary locations with low growth profiles. During this time, the company has successfully acquired interests in 142 shopping centers while disposing of 234 properties, leading to a 340 basis-point increase in pro-rata occupancy and an 18.2% growth in the average base rent per square foot for the portfolio.

  Subsequent to the year end, Kimco completed the acquisition for the remaining 66.7% interest in the 39-property Kimstone portfolio from its joint venture partner, a subsidiary of Blackstone Real Estate Partners VII (BREP), for $925 million, which includes the assumption of $426.7 million in mortgage debt.
  In January 2015, the company invested $85.3 million of new equity in the consortium that owns AB Acquisition LLC (Albertsons) to facilitate Albertsons’ recent acquisition of Safeway Inc. Kimco holds a 9.94% ownership interest in the combined company which operates 2,230 stores across 34 states and the District of Columbia operating under Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Albertsons, ACME, Jewel-Osco, Lucky, Shaw’s, Star Market, Super Saver, United Supermarkets, Market Street and Amigos.

Mexico and South America (Latin America)

  In the fourth quarter of 2014, Kimco sold a total of 25 properties in Latin America totaling $205.2 million with the company’s pro-rata share from these sales totaling approximately $171.9 million.
  For the full year 2014, Kimco completed the sale of 41 properties in Latin America, totaling approximately 7.5 million square feet, for a gross sales price of $622.3 million. The company’s pro-rata share from these sales was $475.4 million.

These sales reflect Kimco’s strategy to simplify its operations by exiting Latin America. With the consummation of these sales, the company has substantially liquidated its portfolio in Mexico, marking the significant completion of Kimco’s goal to exit Latin America.

2015 Guidance

Kimco provides full year 2015 guidance for FFO, as well as FFO as adjusted and operational estimates for occupancy, same-property NOI, acquisitions, dispositions and transactional income, net.

Kimco’s initial full year 2015 financial and operational guidance:

FFO (per diluted share)	$1.45 - $1.53
FFO as adjusted (per diluted share)*	$1.40 - $1.44
U.S. Portfolio Occupancy	+25 to +50 basis points
U.S. Same-property NOI	+3.00% to +3.50%
Acquisitions (Kimco share)	$1.1 billion - $1.3 billion
Dispositions (Kimco share)	$550 million - $750 million
Transactional Income, net	$20 million - $38 million
*Excludes Transactional Income, net

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.24 per common share, payable on April 15, 2015, to shareholders of record on April 6, 2015, representing an ex-dividend date of April 1, 2015.

The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class H, Class I, Class J and Class K). All dividends on the preferred shares will be paid on April 15, 2015, to shareholders of record on April 2, 2015, with an ex-dividend date of March 31, 2015.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Friday, February 6, 2015, at 10:00 a.m. Eastern Standard Time (EST). The call will include a review of the company’s fourth quarter and full year 2014 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 2464033).

A replay will be available through March 2, 2015, by dialing 1-877-344-7529 (Passcode: 10056722). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest publicly traded portfolio of neighborhood and community shopping centers. As of December 31, 2014, the company owned interests in 754 shopping centers comprising 110 million square feet of leasable space across 39 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition and disposition opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014		2013		2014		2013
Revenues
Revenues from rental properties	$255,748		$217,362		$958,888		$825,210
Management and other fee income	8,764		9,565		35,009		36,317
Total revenues	264,512		226,927		993,897		861,527

Operating expenses
Rent	3,888		3,335		14,250		13,347
Real estate taxes	33,129		28,522		124,670		108,746
Operating and maintenance	34,078		30,142		119,697		99,405
General and administrative expenses	27,675		31,543		122,201		127,470
Provision for doubtful accounts	788		721		4,882		6,133
Impairment charges	11,420		609		39,808		32,247
Depreciation and amortization	72,767		59,571		258,074		224,713
Total operating expenses	183,745		154,443		683,582		612,061
Operating income	80,767		72,484		310,315		249,466

Other income/(expense)
Mortgage financing income	585		963		3,129		4,304
Interest, dividends and other investment income	323		7,384		966		16,847
Other (expense)/income, net	(4,238)		3,004		(8,544)		1,195
Interest expense	(49,823)		(50,920)		(203,759)		(212,240)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income from other real estate investments	27,614		32,915		102,107		59,572

Provision for income taxes, net	(7,727)		(6,333)		(22,438)		(32,654)
Equity in income of joint ventures, net	9,487		28,898		159,560		208,689
Gain on change in control of interests, net	23,462		-		107,235		21,711
Equity in income of other real estate investments, net	21,638		1,225		38,042		31,136
Income from continuing operations	74,474		56,705		384,506		288,454

Discontinued operations
Income from discontinued operating properties, net of tax	5,610		9,853		36,780		50,610
Impairment/loss on operating properties, net of tax	(101,040)		(22,677)		(176,315)		(143,057)
Gain on disposition of operating properties, net of tax	71,716		16,151		190,520		43,914
(Loss)/income from discontinued operations	(23,714)		3,327		50,985		(48,533)
Gain on sale of operating properties, net of tax (1)	-		352		389		1,432
Net income	50,760		60,384		435,880		241,353
Net loss/(income) attributable to noncontrolling interests (3)	2,020		1,224		(11,879)		(5,072)
Net income attributable to the Company	52,780		61,608		424,001		236,281
Preferred stock dividends	(14,573)		(14,573)		(58,294)		(58,294)
Net income available to the Company's common shareholders	$38,207		$47,035		$365,707		$177,987
Per common share:
Income from continuing operations: (3)
Basic	$0.14		$0.09		$0.77		$0.53
Diluted	$0.14	(2)	$0.09	(2)	$0.77	(2)	$0.53	(2)
Net income: (4)
Basic	$0.09		$0.11		$0.89		$0.43
Diluted	$0.09	(2)	$0.11	(2)	$0.89	(2)	$0.43	(2)
Weighted average shares:
Basic	409,740		408,139		409,088		407,631
Diluted	411,000		408,995		411,038		408,614

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($3,290) and ($4,920) for the quarters ended December 31, 2014 and 2013, and ($9,762) and ($13,002) for the year ended December 31, 2014 and 2013, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $459 and $358 for the quarters ended December 31, 2014 and 2013 and $1,749 and $1,360 for the year ended December 30, 2014 and 2013, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2014	2013
Assets:
Operating real estate, net of accumulated depreciation
of $1,955,406 and $1,878,681, respectively	$7,930,489	$7,146,845
Investments and advances in real estate joint ventures	1,037,218	1,257,010
Real estate under development	132,331	97,818
Other real estate investments	266,157	274,641
Mortgages and other financing receivables	74,013	30,243
Cash and cash equivalents	187,322	148,768
Marketable securities	90,235	62,766
Accounts and notes receivable	172,386	164,326
Other assets	395,577	481,213
Total assets	$10,285,728	$9,663,630

Liabilities:
Notes payable	$3,192,167	$3,186,047
Mortgages payable	1,428,131	1,035,354
Dividends payable	111,143	104,496
Other liabilities	561,042	482,054
Total liabilities	5,292,483	4,807,951
Redeemable noncontrolling interests	91,480	86,153

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 411,819,818 and 409,731,058 shares, respectively	4,118	4,097
Paid-in capital	5,732,021	5,689,258
Cumulative distributions in excess of net income	(1,006,578)	(996,058)
Accumulated other comprehensive income	45,122	(64,982)
Total stockholders' equity	4,774,785	4,632,417
Noncontrolling interests	126,980	137,109
Total equity	4,901,765	4,769,526
Total liabilities and equity	$10,285,728	$9,663,630

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014		2013		2014		2013
Net income available to common shareholders	$38,207		$47,035		$365,707		$177,987
Gain on disposition of operating property, net of tax and noncontrolling interests	(71,152)		(16,503)		(189,572)		(45,330)
Gain on disposition of joint venture operating properties and change in control of interests	(56,262)		(5,530)		(193,791)		(113,937)
Depreciation and amortization - real estate related	70,878		64,511		263,885		250,253
Depr. and amort. - real estate jv's, net of noncontrolling interests	21,113		24,448		92,343		117,743
Impairments of operating properties, net of tax and noncontrolling interests	153,937	(2)	20,707		257,660		165,825
Funds from operations	156,721		134,668		596,232		552,541
Transactional charges / (income), net	(12,079)		132		(19,341)		(8,831)
Funds from operations as adjusted	$144,642		$134,800		$576,891		$543,710

Weighted average shares outstanding for FFO calculations:
Basic	409,740		408,139		409,088		407,631
Units	1,531		1,522		1,536		1,523
Dilutive effect of equity awards	3,171		2,414		3,139		2,541
Diluted	414,442	(1)	412,075	(1)	413,763	(1)	411,695	(1)

FFO per common share - basic	$0.38		$0.33		$1.46		$1.36
FFO per common share - diluted	$0.38	(1)	$0.33	(1)	$1.45	(1)	$1.35	(1)
FFO as adjusted per common share - diluted	$0.35	(1)	$0.33	(1)	$1.40	(1)	$1.33	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $795 and $641 for the three months ended December 31, 2014 and 2013, and 3,033 and $2,516 for the years ended December 30, 2014 and 2013, respectively.

(2) Includes cumulative translation adjustment of currency of $134.3 million due to the substantial liquidation of the Company's Mexican Portfolio.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations to
Combined Same Property Net Operating Income "Combined Same Property NOI" and
U.S. Same Property Net Operating Income "U.S. Same Property NOI"
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Income from continuing operations	$74,474	$56,705	$384,506	$288,454
Adjustments:
Management and other fee income	(8,764)	(9,565)	(35,009)	(36,317)
General and administrative expenses	27,675	31,543	122,201	127,470
Impairment of property carrying values	11,420	609	39,808	32,247
Depreciation and amortization	72,767	59,571	258,074	224,713
Other expense, net	53,153	39,569	208,208	189,894
Provision for income taxes, net	7,727	6,333	22,438	32,654
Gain on change in control of interests	(23,462)	-	(107,235)	(21,711)
Equity in income of other real estate investments, net	(21,638)	(1,225)	(38,042)	(31,136)
Non same property net operating income	(22,557)	(12,021)	(83,755)	(80,373)
Non-operational expense from joint ventures, net	61,988	54,227	148,918	171,503
Combined Same Property NOI	$232,783	$225,746	$920,112	$897,398
Impact from foreign currency	-	(1,907)	-	(6,672)
Combined Same Property NOI, before foreign currency impact	$232,783	$223,839	$920,112	$890,726
Canadian Same Property NOI, before foreign currency impact	(23,316)	(23,060)	(94,940)	(92,286)
U.S. Same Property NOI	$209,467	$200,779	$825,172	$798,440

Same Property Net Operating Income ("Same Property NOI") is a supplemental non-GAAP financial measure of real estate companies’ operating performance. Same Property NOI is considered by management to be an important performance measure of Kimco's operations and management believes that it is helpful to investors as a measure of Kimco's operating performance because it includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods and excludes properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents) less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Actual	Projected Range
	2014	Full Year 2015
		Low	High
Projected diluted net income available to common
shareholder per share	$0.89	$0.90	$1.09

Projected depreciation & amortization	0.64	0.70	0.72

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.22	0.15	0.17

Gain on disposition of operating properties,
net of tax and noncontrolling interests	(0.46)	(0.05)	(0.15)

Gain on disposition of joint venture operating properties,
and change in control of interests	(0.47)	(0.25)	(0.30)

Impairments of operating properties, net of tax
and noncontrolling interests	0.63	-	-

Projected FFO per diluted common share	$1.45	$1.45	$1.53

Transactional income, net	(0.05)	(0.05)	(0.09)

Projected FFO, as adjusted per diluted common share	$1.40	$1.40	$1.44

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications